EXHIBIT 10.1
EXECUTION VERSION
NOMINATION AGREEMENT
This Nomination Agreement (this “Agreement”), dated as of December 21, 2016, by and among Houghton Mifflin Harcourt Company, a Delaware corporation (the “Company”), and the stockholders party hereto (collectively, the “Stockholder”).  Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 10.
WHEREAS, as of the date hereof, the Stockholder and its Affiliates currently Beneficially Own (as defined below) 20,511,494 shares of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), 423,604 of which may be acquired by the Stockholder and its Affiliates upon exercise of 211,802 warrants, representing approximately 16.62% of the issued and outstanding shares of Common Stock, taking into account those shares to be acquired upon exercise of the warrants;
WHEREAS, the Company and the Stockholder are parties to that certain letter agreement, dated as of October 19, 2016 (the “NDA”), pursuant to which the Company and the Stockholder agreed to certain terms governing the access of confidential Company information by the Stockholder; and
WHEREAS, the Company’s Board of Directors (the “Board”) and the Nominating, Ethics and Governance Committee of the Board (the “Nominating Committee”) have each considered the qualifications of the Stockholder Designee (as defined below), and have conducted such review as they have deemed appropriate, including as to reviewing materials provided by the Stockholder Designee and the Stockholder.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Section 1.                  Board Representation and Board Matters.  The Company and the Stockholder agree as follows:
(a)            effective as of the date hereof, the Board shall take all action to (1) increase the size of the Board by one director to nine (9) directors, (2) appoint Daniel Allen (the “Stockholder Designee”) to fill the resulting vacancy on the Board to serve an initial term expiring at the annual meeting of stockholders of the Company to be held in 2017 (the “2017 Annual Meeting”) and (3) concurrent with his appointment to the Board, appoint Mr. Allen to the Nominating Committee;
(b)            the Company’s slate of nominees for election as directors of the Company at the 2017 Annual Meeting shall include the Stockholder Designee;
(c)            the Company will use its reasonable best efforts to cause the election of the Stockholder Designee to the Company’s Board at the 2017 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of the Stockholder Designee (along with all other Company nominees) and otherwise supporting the Stockholder

Designee for election in a manner no less favorable than the manner in which the Company supports any other independent director nominee);
(d)            for so long as Mr. Allen serves on the Board and satisfies all applicable independence standards, Mr. Allen shall be offered the opportunity to be a member of the Nominating Committee;
(e)             prior to the execution of this Agreement, (1) the Stockholder Designee has completed and submitted to the Company a director and officer questionnaire (in the same form as completed by other members of the Board); and (2) each of the Board and the Nominating Committee has reviewed and approved the qualifications of the Stockholder Designee to serve as a member of the Board and has determined that the Stockholder Designee currently satisfies the conditions set forth in clause (f) below. As a condition to the Stockholder Designee’s (i) nomination to the Board and (ii) continuing service as a member of the Board, the Stockholder Designee will provide, fully and completely, any information the Company reasonably requires, including information the Company requires to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, to the extent, in each case, consistent with the information required by the Company in accordance with past practice with respect to other members of the Board;
(f)              the Stockholder Designee will, at all times while serving as a member of the Board:
(i)            meet all director independence and other standards of the Company, NASDAQ, any other stock exchange on which the Company’s shares are listed and the U.S. Securities and Exchange Commission (the “SEC”), applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all rules and regulations promulgated thereunder; and
(ii)            be qualified to serve as a director under the Delaware General Corporation Law (the “DGCL”) (clauses (i) and (ii), collectively, the “Conditions”). The Stockholder Designee will promptly advise the Board and the Nominating Committee in writing if he or she ceases to satisfy any Condition.
(g)            notwithstanding anything to the contrary contained herein, if at any time after the date of this Agreement, the Stockholder, together with its Affiliates, ceases to Beneficially Own in the aggregate at least 10% of the Voting Securities (a “Stockholder Designee Termination Event”), then (1) the Stockholder shall cause the Stockholder Designee to promptly offer to tender his or her resignation from the Board and any committee of the Board on which he or she may be a member (and, if requested by the Company, promptly deliver his or her written resignations to the Board (which shall provide for his or her immediate resignations) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation), and (2) the Company shall have no further obligations under this Agreement.  In furtherance of the foregoing, the Stockholder Designee shall, prior to his or her appointment to the Board, and the Stockholder shall cause the Stockholder Designee to, execute an irrevocable resignation in the form attached hereto as Exhibit A;
(h)            at all times while serving as a member of the Board, the Stockholder Designee shall, and the Stockholder shall use reasonable best efforts to cause the Stockholder Designee to, comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including, without limitation, Code of Conduct and Corporate Governance Guidelines, securities trading policies, anti-hedging and anti-pledging policies, Regulation FD-related policies, director confidentiality policies and other corporate governance and compliance policies, in each case to the extent applicable to all non-employee Board members (provided that no provision of any such document shall be deemed to be violated by any communication permitted by this Agreement or the NDA), and (except as permitted by the NDA) preserve the confidentiality of the Company’s confidential information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company; and
(i)              if, during the Restricted Period (as defined below), the Stockholder Designee is no longer able to serve, solely as a result of the Stockholder Designee’s death or incapacitation, or due to the fact that the Stockholder Designee ceases to be affiliated with the Stockholder and its Affiliates, in each case provided that a Stockholder Designee is otherwise then entitled to be appointed or serve, as applicable, as a director of the Company pursuant to this Agreement, then the Stockholder shall be entitled to designate a replacement director who shall (1) meet the requirements set forth in clause (f) above, (2) be reasonably acceptable to the Board after the Nominating Committee has conducted its ordinary course review process for directors of the Company, (3) provide the items required to be provided by the Stockholder Designee pursuant to clauses (e) and (g) above and (4) agree to be bound in writing by all obligations that are applicable to the Stockholder Designee hereunder. The Board shall promptly appoint any replacement pursuant to this clause (i), and such replacement shall be considered to be the “Stockholder Designee” under this Agreement.
Section 2.                  Additional Stockholder Obligations.
From the date of this Agreement and for all times during the Restricted Period, the Stockholder shall not, and shall cause its Affiliates not to, in any way, directly or indirectly (in each case except as expressly permitted by this Agreement or as expressly permitted in writing by the Company):
(a)             (1) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement), (2) make or be a proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) or (3) initiate, encourage or participate in any “withhold” or similar campaign, directly or indirectly;
(b)            form, join, encourage, influence or in any way participate in any “group” (as defined pursuant to Section 13(d) of the Exchange Act) with respect to securities of the Company (other than any group composed of the Stockholder and its Affiliates) or deposit any Voting Securities of the Company in a voting trust or subject any Voting Securities to any voting agreement;
(c)             acquire or seek to acquire whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities or rights or options to acquire any securities of the Company, or any derivative securities or instruments, if such acquisition would result in the Stockholder and its Affiliates having Beneficial Ownership of, or economic exposure to, more than 20% of the Voting Securities;
(d)            make any public proposal or public disclosure with respect to any material change in the capitalization or dividend policy of the Company, or any other material change in the Company’s management, business or corporate structure;
(e)             make any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or causes to be disparaged, the Company, any of the Company’s Affiliates, or any of the Company’s past, present or future officers or directors appointed during the term of this Agreement;
(f)             engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(g)            make any request to the Company under Section 220 of the DGCL, other than requests made by a director under Section 220(d);
(h)            threaten, file or otherwise commence or cause to be threatened, filed or otherwise commenced, any complaint, litigation, claim, action, suit or similar proceeding (collectively, a “Legal Proceeding”) against the Company or its Affiliates, directors, officers or employees (except (1) solely in connection with enforcing the Stockholder’s rights hereunder, (2) by being a party to a class action instituted by a third party without the assistance or encouragement of the Stockholder or (3) any Legal Proceeding in a capacity other than as a stockholder or director of the Company and only with respect to matters not relating to corporate activities or actions);

(i)             other than through open market broker sale transactions where the identity of the purchaser is unknown and in underwritten widely dispersed public offerings, sell, offer or agree to sell or otherwise transfer any shares of Common Stock to any person that, to the Stockholder’s knowledge, individually or as part of any “group” (as defined pursuant to Section 13(d) of the Exchange Act), would Beneficially Own or otherwise control, in the aggregate,  10% or more of the total Common Stock outstanding at such time;

(j)             make any proposal to the Company or the Board with respect to any of the foregoing that would reasonably be expected to require the Company to make a public disclosure of such proposal or otherwise publicly request any amendment or waiver of any of the foregoing; or
(k)            enter into any discussion, negotiation, agreement or understanding with any third party with respect to the foregoing or advise, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing.

For purposes of this Agreement, the “Restricted Period” means the period from the date hereof until the later of (a) the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2018 annual meeting and (b) the date that the Stockholder Designee ceases to serve on the Board.

Until the end of the Restricted Period, the Stockholder shall, and shall cause its Affiliates to, cause all Voting Securities owned by it, directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Restricted Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (a) for all directors nominated by the Board for election at such Stockholders Meeting and (b) in accordance with the recommendation of the Board on any precatory or non-binding proposals that come before any Stockholder Meeting.

Section 3.                  Additional Company Obligations.  The Company agrees that, during the Restricted Period, it will not, and will cause each of its Affiliates not to, directly or indirectly, in any manner, make any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or causes to be disparaged, the Stockholder, any of the Stockholder’s Affiliates, or any of their respective past, present or future officers, directors, partners, members or agents.

Section 4.                  Termination.  This Agreement is effective as of the date hereof and shall remain in full force and effect until the day following the final day of the Restricted Period, provided that Section 5 (and, for the avoidance of doubt the NDA) and Sections 9 through 21 shall survive the termination of this Agreement.

Section 5.                  Amendment of NDA. Section 7 of the NDA is hereby amended and restated in its entirety as follows:

“7. Term.  This Agreement shall expire on the two-year anniversary of the termination of the Nomination Agreement, dated as of December 21, 2016, between you and the Company.”
Section 6.                  Representations of the Company.  The Company represents and warrants to the Stockholder as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.
Section 7.                  Representations of the Stockholder.  The Stockholder represents and warrants to the Company as follows: (a) the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Stockholder, constitutes a valid and binding obligation and agreement of the Stockholder and is enforceable against the Stockholder in accordance with its terms; (c) the Stockholder, together with its Affiliates, Beneficially Owns, directly or indirectly, an aggregate of 20,511,494 shares of Common Stock, 423,604 of which may be acquired by the Stockholder and its Affiliates upon exercise of 211,802 warrants, and such shares of Common Stock constitute all of the Common Stock Beneficially Owned by the Stockholder and its Affiliates or in which the Stockholder or its Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; and (d) as of the date of this Agreement, the Stockholder Designee satisfies all of the Conditions and the obligations of the Stockholder Designee set forth in Section 1(f).
Section 8.                  Public Announcements. As soon as practicable after the date hereof, the Company and the Stockholder shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit B (the “Press Release”). Neither the Company nor the Stockholder shall make any public announcement or statement that contradicts or disagrees with the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.
Section 9.                  Confidentiality.  Consistent with the Stockholder Designee’s obligations as a director of the Company to maintain the confidentiality of Company information, and in furtherance of the Company’s policies relating to confidentiality applicable to directors, the Stockholder Designee acknowledges and agrees that he or she will not disclose Company information to any officers, directors, employees, advisers or other persons associated with the Stockholder; provided, however, that the Stockholder Designee shall be permitted to disclose such information to employees of the Stockholder pursuant to the terms of the NDA.
Section 10.               Definitions.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Voting Securities” means the shares of the Common Stock and any other securities of the Company generally entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
Section 11.               Assignment.  No party may assign this Agreement or any of its rights or obligations hereunder, directly or indirectly, by operation of law or otherwise, and any assignment hereof will be null and void.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives for the uses and purposes set forth and referred to herein.
Section 12.               Specific Performance; Governing Law.  The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and remedies available at law (including money damages) would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Stockholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) exclusively in the Court of Chancery or, if such court shall not have jurisdiction, any other state or federal court sitting in the State of Delaware in order to enforce or prevent any violation of the provisions of this Agreement.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other state or federal courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 13 or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.  This Section 12 shall not be deemed the exclusive remedy for any violation of this Agreement.

Section 13.               Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the addresses set forth below and to the Stockholder at the addresses set forth below.  Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, one day after deposit with a reputable overnight courier service, and when sent by electronic mail to the electronic mail addresses specified in this subsection.
The Company’s address is:
Houghton Mifflin Harcourt Company
125 High Street
Boston, MA 02110
Attention:	William Bayers
Facsimile:	(617) 351-1125
Email:	Bill.Bayers@hmhco.com

with copies to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Robert B. Schumer
John C. Kennedy
Facsimile:	(212) 492-0097
(212) 492-0025
Email:	rschumer@paulweiss.com
jkennedy@paulweiss.com

The Stockholder’s address is:

Anchorage Capital Group, L.L.C.
610 Broadway, 6th Floor
New York, NY 10012
Attention:	David Young
Facsimile:	(212) 432-4601
Email:	david.young@anchoragecap.com

with a copy to (which shall not constitute notice):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:	Eleazer Klein
Email:	eleazer.klein@srz.com

Section 14.               No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
Section 15.               No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors, assigns, heirs, executors and administrators any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators.
Section 16.               Fees and Expenses. Neither the Company, on the one hand, nor the Stockholder, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.
Section 17.               Further Assurances.  Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.
Section 18.              Counterparts.  This Agreement may be executed in two or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.
Section 19.               Complete Agreement; Inconsistent Agreements.  This Agreement and the NDA represent the complete agreement between the parties hereto as to all matters covered hereby, and supersede any prior agreements or understandings between the parties.
Section 20.               Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 21.               Amendment and Waiver.  Except as otherwise provided herein, no modification or amendment of any provision of this Agreement shall be effective against the Company or the Stockholder unless such modification or amendment is approved in writing by the Company and the Stockholder.  No waiver of any provision of this Agreement shall be effective against the waiving party unless such waiver is in writing by such waiving party.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
Company:

Houghton Mifflin Harcourt Company

By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, Secretary and General Counsel

Signature Page to Director Nomination Agreement

Stockholders:

Anchorage Capital Master Offshore, Ltd.

By: Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Natalie Birrell
	Name:	Natalie Birrell
	Title:	Chief Operating Officer

Anchorage Illiquid Opportunities Offshore Master III, L.P.

By: Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Natalie Birrell
	Name:	Natalie Birrell
	Title:	Chief Operating Officer

PCI Fund LLC

By: Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Natalie Birrell
	Name:	Natalie Birrell
	Title:	Chief Operating Officer

Signature Page to Director Nomination Agreement

EXHIBIT A
RESIGNATION
[●], 201[●]
Board of Directors
Houghton Mifflin Harcourt Company
125 High Street
Boston, MA 02110
Re:   Resignation
Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Nomination Agreement (the “Agreement”), dated as of December 21, 2016, by and among Houghton Mifflin Harcourt Company (the “Company”) and Anchorage Capital Master Offshore, Ltd., Anchorage Illiquid Opportunities Offshore Master III, L.P. and PCI Fund LLC, each of which is a stockholder of the Company (the “Stockholders”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
Effective only upon, and subject to, such time as the Stockholders and their Affiliates cease to Beneficially Own in the aggregate at least 10% of the Voting Securities of the Company and the Board accepts my subsequently tendered resignation, I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Name: Daniel Allen